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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2005

TC PipeLines, LP
(Exact name of registrant as specified in its charter)

Delaware	000-26091	52-2135448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
110 Turnpike Road, Suite 203 Westborough, Massachusetts	01581
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (508) 871-7046

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02    Results of Operations and Financial Condition.

        On May 3, 2005, TC PipeLines, LP (the "Partnership") issued a press release announcing financial results for the Partnership's first quarter 2005 earnings. A copy of the press release is furnished with this report as Exhibit 99.1, and is incorporated herein by reference. The press release discloses financial measures, including cash generated from investments and distribution coverage ratio, which are non-GAAP financial measures as defined under SEC rules. The press release furnishes a reconciliation of these measures to the nearest GAAP financial measures. Reasons for the Partnership's use of these financial measures are disclosed in the press release furnished with this report.

        The information in this report is being furnished, not filed, pursuant to Item 2.02 of Form 8-K. Accordingly, the information in this report, including the press release, will not be incorporated by reference into any registration statement filed by the Partnership under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 7.01    Regulation FD Disclosure.

        Northern Border Pipeline Company ("Northern Border Pipeline") has advised us that the contracting status on the Port Morgan, Montana to Ventura, Iowa segment of the pipeline as of May 1, 2005 is as set out below.

Northern Border Pipeline 2005 Capacity (mmcfd)
Port of Morgan, Montana to Ventura, Iowa

	May		Jun-Oct	Nov-Dec
Maximum-Rate Firm Contracts	1,730		1,685	1,402
Discounted-Rate Firm Contracts	304	(1)	—	—
Available Capacity	340		689	972
Total Summer Design Capacity	2,374		2,374	2,374

(1)
Average of 78% of maximum rate for one month.

        Northern Border Pipeline has advised that they have discounted rates on a short-term only basis in order to maximize overall revenues and depending on daily gas market conditions, additional daily firm or interruptible services may be sold during the month and would generate additional revenue.

Item 8.01 Other Events.

        TC PipeLines, LP owns a 30% general partner interest in Northern Border Pipeline Company. The remaining 70% is owned by Northern Border Partners, L.P., a publicly traded limited partnership controlled by ONEOK, Inc.

        Northern Border Pipeline has advised us that in April 600 million cubic feet per day (mmcfd) of firm transportation capacity on the Northern Border Pipeline was available for contracting and they believe was not sold primarily due to a high level of natural gas being delivered to Canadian storage as a result of unusually high summer to winter differentials. They have further stated that as Canadian storage continues to fill, the opportunity for contracting should improve. Northern Border Pipeline currently believes the greatest risk of unsold capacity exists during the second quarter but some weakness could continue through the balance of the year based on weather conditions and mid-continent pricing. They expect to sell substantially all of the available capacity in the November — December timeframe at or near maximum rates.

        Northern Border Pipeline had previously reported that they had a total amount of approximately 650 mmcfd of capacity available beginning in May 2005. As at May 1, 2005 Northern Border Pipeline has now advised that 340 mmcfd remains available for contracting in May. Given this confirmation, Northern Border Pipeline advises it believes that the most likely range of impact on its revenues from unsold capacity in 2005 is a reduction of $15 million to $28 million of which our share would be $5 million to $8 million.

Item 9.01    Financial Statements and Exhibits.

(c)
Exhibits.

99.1
Press Release dated May 3, 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TC PIPELINES, LP
	By:	TC PipeLines GP, Inc., its general partner
Date: May 3, 2005	By:	/s/ AMY W. LEONG Amy W. Leong Controller

EXHIBIT INDEX

Number	Exhibit
99.1	Press Release dated May 3, 2005.

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